RICHARDSON & PATEL LLP
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Los Angeles, California 90024
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November 4, 2008
Board of Directors
Dais Analytic Corporation
1552 Prosperous Drive
Odessa, FL 33556

Re:	Amendment No. 2 to Registration Statement on Form S-1, File No. 333-152940 (the “Registration Statement”)

Gentlemen:

We have acted as counsel to Dais Analytic Corporation, a New York corporation (the “Company”), in connection with the preparation of the Registration Statement filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the resale to the public by selling shareholders of 18,110,782 shares of common stock (the “Shares”), of which 447,298 shares are currently outstanding, 5,125,000 are issuable upon the conversion by selling shareholders of certain secured convertible notes and 12,508,484 shares are issuable upon exercise by selling shareholders of certain warrants.

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof.  In addition, we have made such other examinations of law and fact as we have deemed relevant in order to form a basis for the opinion hereinafter expressed.

Based upon that review and subject to the qualifications and limitations stated herein, we are of the opinion that the 18,110,782 Shares are duly authorized and, if issued and sold pursuant to the terms of the Registration Statement against payment of the consideration therefore as provided therein, will be validly issued, fully paid, and non-assessable.

We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states as to the issuance and sale of the Shares.

We hereby consent to the use of this opinion in the Registration Statement filed with the Commission in connection with the registration of the Shares and to reference to our firm under the heading “Interests of Named Experts and Counsel”  in the Registration Statement and the prospectus included therein. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

RICHARDSON & PATEL, LLP

/s/ RICHARDSON & PATEL, LLP